Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Overseas Shipholding Group, Inc. of our report dated March 16, 2015 relating to the financial statements of Overseas Shipholding Group, Inc. and our report dated March 23, 2015 relating to the Schedule I — Condensed Financial Information of Parent Company of Overseas Shipholding Group, Inc., which appear in such Registration Statement.  We also consent to the references to us under the headings “Experts” and “Selected Historical Consolidated Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
May 4, 2015